CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 69 to Registration Statement No. 002-99473 on Form N-1A of our report dated August 23, 2013, relating to the financial statement and financial highlights of BlackRock New York Municipal Bond Fund of BlackRock Multi-State Municipal Series Trust (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2013. We also consent to the references to us under the headings “Financial Highlights” and “Fund and Service Providers” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
October 25, 2013